EXHIBIT 1

October 14, 2005
FOR IMMEDIATE RELEASE
Enerplus Resources Fund
TSX: ERF.UN
NYSE: ERF

ENERPLUS ANNOUNCES INCREASED CASH DISTRIBUTION
FOR NOVEMBER 2005

Enerplus Resources Fund is pleased to announce that it will increase its monthly cash distribution for the month of November to CDN$0.42 per unit. The distribution is payable on November 20, 2005, to all Unitholders of record on November 10, 2005. The ex-distribution date for this payment is November 8, 2005. The distribution increase is a result of higher crude oil and natural gas prices and additional funds flow from our recent acquisitions. The new distribution represents an increase of 13.5% over the current distribution of CDN$0.37 per unit, which will be paid on October 20, 2005.

The CDN$0.42 per unit is equivalent to approximately US$0.36 per unit if converted using a Canadian/US dollar exchange ratio of 1.18. The US dollar equivalent distribution will be based upon the actual Canadian/US exchange rate applied on the payment date and will be net of any Canadian withholding taxes that may apply.

For further information, please contact Investor Relations at 1-800-319-6462 or e-mail investorrelations@enerplus.com.

Eric Tremblay
Senior Vice-President, Capital Markets
Enerplus Resources Fund

Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “expects”, “projects”, “plans” and similar expressions, are forward-looking information that represents management of Enerplus’ internal projections, expectations or beliefs concerning, among other things, future operating results and various components thereof or the economic performance of Enerplus. The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause Enerplus’ actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, those described in Enerplus’ filings with the Canadian and U.S. securities authorities. Accordingly, holders of Enerplus Trust Units and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted.